AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1997

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  -------------

                            MILESTONE SCIENTIFIC INC.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                                           13-3545623
(State or Other Jurisdiction                            (I.R.S. Employer
  of Incorporation or                                    Identification
     Organization)                                           Number)

                             220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07039
                                 (201) 535-2717
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                          -----------------------------

                             1997 Stock Option Plan
                               Consultant Options

                                  Leonard Osser
                            Milestone Scientific Inc.
                             220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07039
                                 (201) 535-2717
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                  Please send copies of all correspondence to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                          New York, New York 10022-2605
                          Telephone No. (212) 838-8040
                             Fax No. (212) 838-9190

                              --------------------

=============================================================================================
                                                  Proposed         Proposed
                                                  Maximum           Maximum        Amount of
   Title of Securities         Amount to be    Offering Price      Aggregate     Registration
    to be Registered          Registered (1)      per Share     Offering Price        Fee
---------------------------------------------------------------------------------------------
Common Stock (par value
$.001 per share) issuable
pursuant to options granted
or to be granted under the
1997 Stock Option Plan (the
"Option Plan")
---------------------------------------------------------------------------------------------

Common Stock subject to
options granted under the
Option Plan (2)                  489,000          $ 5.99          $2,929,110       $  887.61
---------------------------------------------------------------------------------------------

Common Stock issuable
pursuant to additional
options that may be
granted under the Option          11,000          $20.625         $  226,875       $   68.75
Plan (3)
---------------------------------------------------------------------------------------------

Common Stock issuable upon
exercise of Consultant           199,000          $ 5.784         $1,151,016       $  348.79
Options (4)
---------------------------------------------------------------------------------------------
 Total                           699,000                          $4,359,944       $1,305.15
=============================================================================================

      (1) In addition, pursuant to Rule 416(c) under the Act of 1933, this Registration Statement also covers an indeterminate number of additional shares or rights which by reason of certain events specified in the 1997 Option Plan become subject to the Plan.

      (2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $5.99 per share for outstanding options to purchase a total of 489,000 shares of Common Stock.

      (3) Estimated in accordance with rule 457(c) and (h), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low sales prices reported on the Nasdaq SmallCap Market on November 14, 1997, with respect to shares available for grant under the 1997 Stock Option Plan.

      (4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $ 5.784 per share for outstanding options to purchase a total of 199,000 shares of Common Stock.

================================================================================

                            MILESTONE SCIENTIFIC INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Stock.

PROSPECTUS

                                 699,000 Shares
                            MILESTONE SCIENTIFIC INC.
                          Common Stock, $.001 Par Value

                                ----------------

      This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Milestone Scientific Inc., a Delaware corporation (the "Company"), to sell shares (the "Shares") of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), which have been acquired or will be acquired by the Selling Stockholders pursuant to the exercise of all or any portion of certain stock options granted pursuant to the Company's 1997 Stock Option Plan (the "Option Plan"), or of certain options granted to consultants and agents of the Company (the "Consultant Options"), (the Option Plan and Consultant Options are referred to together as the "Plans"). It is anticipated that the Selling Stockholders will offer Shares for sale at prevailing prices on the Nasdaq SmallCap Market or on a principal Stock Exchange or other National Market Quotation System on the date of sale. All proceeds from any sale of such Shares will inure to the benefit of the Selling Stockholders. The Company will receive none of the proceeds from the sale of the Shares which may be offered hereby, but may receive funds upon the exercise of stock options pursuant to which the Selling Stockholders will acquire the Shares covered by this Prospectus, which funds, if any, will be used by the Company for working capital. All expenses of the registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

                        ---------------------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                          See "Risk Factors" at page 7.

                        ---------------------------------

      The Common Stock is traded over-the-counter and is quoted through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the SmallCap Market System under the symbol "WAND." On November 14, 1997 the last sales price of the Shares on the NASDAQ SmallCap System was $21.25.

                     --------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November 17, 1997.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

No action has been or will be taken in any jurisdiction by the Company or the Selling Stockholders that would permit a public offering of the Shares or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Selling Stockholders to inform themselves about and to observe any restrictions as to the offering of the Shares and the distribution of this Prospectus.

                              AVAILABLE INFORMATION

      The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above.

      The Company has filed a Registration Statement (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      The Company intends to furnish to its stockholders annual reports containing audited financial statements. In addition, the Company is required to file periodic reports on Forms 8-K, 10-QSB and 10-KSB with the Commission and make such reports available to its stockholders.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

      (1) Annual Report on Form 10-KSB, as amended (the "Form 10-KSB") for the fiscal year ended December 31, 1996;

      (2)   Current Report on Form 8-K, dated March 13, 1997;

      (3)   Quarterly Report on Form 10-QSB for the quarter ended March 31,
            1997;

      (4)   Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997;
            and

      (5) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

      Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, Attention: Pat Mele, Chief Financial Officer.

                                   THE COMPANY

      The Company was organized in August 1989 under the laws of Delaware. Its principal executive office is located at 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, telephone number (973) 535-2717.

                           FORWARD-LOOKING STATEMENTS

      Certain statements made in or incorporated by reference to this Registration Statement are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the plans and objectives of management for future operations. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements made in or incorporated by reference to this Form are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements made in or incorporated by reference to this Form will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements made in or incorporated by reference to this Form, particularly in view of the Company's early stage of operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                  RISK FACTORS

      An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider, among other things, the following factors before a decision is made to purchase any Shares.

      All references in this Registration Statement to the Company refer to Milestone Scientific Inc. (formerly U.S. Opportunity Search, Inc.), its wholly owned subsidiaries, Princeton PMC, Inc. ("Princeton PMC") and Sagacity I, Inc., doing business in the United States as the Wisdom Toothbrush Co. ("Wisdom"), and its 69% owned subsidiary, Spintech, Inc. ("Spintech"), unless the context otherwise indicates.

      Limited Operating History; History of Losses; Accumulated Deficit. The Company has operated only since November 1995, when it acquired a 65% interest in Spintech. Since that date, revenues have been limited and were $3,473 for the fiscal year ended December 31, 1995 and $302,388 for the fiscal year ended December 31, 1996. Revenues for the nine months ended September 30, 1997 were $2,305,460 compared to $154,856 for the nine months ended September 30, 1996. The Company sustained losses of $619,831 and $1,949,528 for the years ended December 31, 1995 and 1996, respectively, and losses of $1,366,572 and $3,164,523 for the nine months ended September 30, 1996 and 1997, respectively. The Company had an accumulated deficit of $5,900,875 at September30, 1997.

      Limited Financial Resources; Need for Additional Financing. The Company's capital requirements have been and will continue to be significant. The Company did not operate profitably in 1996 and there can be no assurance that the Company will be able to generate cash flows in the future which will be sufficient to fund its operations. Assuming no change in the business operations of the Company, it is expected that the approximately $10 million proceeds from the private placement consummated on September 11, 1997 will be sufficient to meet its working capital requirements until, at least, April 1999. However, no assurance can be given that the Company's current working capital will be adequate for its planned operations or that circumstances will not change and result in the need for additional working capital. If additional financing is needed, the Company will be required to borrow funds or, sell additional equity securities, or may be required to curtail or reduce its activities. The Company has no current arrangements for future additional financing. There can be no assurance that any sources of additional financing will be available to the Company on acceptable terms, or at all. To the extent that any future financing involves the sale of the Company's equity securities, the ownership interest of the Company's then-stockholders could be substantially diluted.

      Highly Competitive Industry; Technological and Product Obsolescence. The Company faces intense competition from many companies in the medical and dental device industry, including well-established academic institutions, possessing substantially greater financial, marketing, personnel, and other resources. Most of the Company's competitors have established reputations, stemming from their success in the development, sale, and service of their competing medical products. Further, rapid technological change and extensive research and development characterize the industry. Current or new competitors could, at any time, introduce new or enhanced products with features that render the Company's products less marketable, or even obsolete. Therefore, the Company must devote substantial efforts and financial resources to enhance its existing products, to bring its developmental products to market, and to develop new products for its related markets. In order to compete successfully, the Company must establish an effective distribution network. Several regulatory authorities must also approve the Company's products before they may be marketed. There can be no assurance that the Company will be able to compete successfully, that its competitors will not develop technologies or products that render the Company's products less marketable or obsolete, or that the Company will be able to successfully enhance its existing products, effectively develop new products, or obtain required regulatory approval therefor.

      Integration of Wisdom. Although the Company acquired Wisdom and its United States distribution system for clinically oriented dental products and Wisdom is an ongoing business with established revenues, there can be no assurance that the Company will successfully integrate it into its current operations and operate it profitably.

      Future Revenue Growth Dependent on Proprietary Products. The Company believes that its future growth in revenues will be dependent on its proprietary products, particularly "The Wand(TM)", a computer controlled "painless" injection system. The Company has had orders placed for "The Wand(TM)" but has not yet had any sales of this product. The Company's other proprietary products include the Sharps Disposal System ("SDS") and the "SplatrFree(TM)" disposable prophy angle. The Company only has had limited sales of the SDS and the "SplatrFree(TM)" prophy angle. The sale and use of the SDS unit and its precursor the TAPS unit and the disposal of medical waste after processing by these units is subject to varying degrees of federal, state, local and foreign regulation. No assurance can be given that the SDS unit will be available for sale in a particular jurisdiction or may be used by a purchaser, and no assurance can be given that the Company will generate any significant revenues from this product in the future. Further, there can be no assurance that the Company will be able to successfully market these product lines, that demand exists at levels or prices at which the Company can operate profitably, or that the products will meet user expectations. The Company has developed a commercial version of "The Wand(TM)" and launched this product at the Fall 1997 American Dental Association Trade Show. No assurance can be given that "The Wand(TM)" will be successfully marketed by the Company or accepted by the market place.

      Uncertainty of Market Acceptance. Achieving market acceptance for the Company's proprietary products will require substantial marketing efforts and expense. As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of such technology or be willing to pay for any cost differential with the existing technologies. Market acceptance of these current and proposed products will depend, in large part, upon the ability of the Company to educate potential customers, including third-party distributors, of the distinctive characteristics and benefits of its products. There can be no assurance that current or proposed products will be accepted by the end users or that any of the current or proposed products will be able to compete effectively against current and alternative products.

      Limited Distribution; Establishing Distribution Channels. The Company has only a limited number of independent domestic sales representatives and did not have a direct sales force until its acquisition of Wisdom in December 1996. Its sales force remains limited. In October 1997, the Company entered into informal agreements for the distribution of "The Wand(TM)" with Henry Shein, Patterson Dental, Meer Dental and American Dental Cooperative Member Companies. The Company has not commenced distribution of the "The Wand(TM)". In December 1996, the Company began distribution of the SDS and in February 1997 began distribution of its prophy angles through its Wisdom subsidiary. In addition, while the Company has an exclusive distribution agreement for the marketing of the SDS in Taiwan, it does not expect any material sales pursuant thereto until that system is approved for sale in Taiwan. The Company's future success is dependent upon its ability to establish an effective sales organization for its proprietary products or to enter into distribution arrangements with other entities selling to its target markets. No assurances can be given that the Company will be able to hire and retain its own sales force or enter into appropriate distribution arrangements.

      Patent and Intellectual Property Protection. The Company holds U.S. patents applicable to the SDS and "The Wand(TM)" and has made application for a U.S. patent on the "SplatrFree(TM)" prophy angle. The Company relies on a combination of patent, trade secret, and trademark laws and employee and third-party nondisclosure agreements to protect its intellectual property rights. Despite the precautions taken by the Company to protect its products, unauthorized parties may attempt to reverse engineer, copy, or obtain and use its products and other information the Company regards as proprietary. Litigation may be necessary to protect the Company's intellectual property rights and could result in substantial cost to, and diversion of effort by, the Company with no guarantee of success. The failure of the Company to protect its proprietary information, and the expense of doing so, could have a material adverse effect on the Company's operating results and financial condition. Although the Company has received no claims of infringement, it is possible that infringement of existing or future patents or proprietary rights of others may occur. In the event that the Company's products infringe patent or proprietary rights of others, the Company may be required to modify its processes or to obtain a license. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all. The failure to do so would have a material adverse effect on the Company.

      Dependence on Manufacturers. The Company has informal arrangements for the manufacture of its products by separate domestic manufacturers as follows: SDS units by Arbutus Electronics, Inc.; SplatrFree(TM) prophy angles by Team Technologies, Inc.; The Wand(TM) unit and system kit by Tricor Systems, Inc.; and The Wand(TM) disposable handpiece by Nypro Inc. Termination of the manufacturing relationship with any of the above manufacturers could significantly and adversely affect the Company's ability to produce and sell its products. Though alternate sources of supply exist and new manufacturing relationships could be established, the Company would need to recover its existing tools or have new tools produced. Establishment of new manufacturing relationships could involve significant expense and delay. Any curtailment or interruptions of the supply, whether or not as a result or termination of the relationship, would adversely affect the Company.

      Product Liability. The Company is engaged in a business which could expose it to possible claims for personal injury from the use of its dental and medical products. The Company maintains liability insurance in the aggregate amount of $2,000,000 with a per-occurrence limit of $1,000,000 which the Company believes to be adequate. Although no claims have been made against the Company or any of the customers using its products, there can be no assurance that such claims will not arise in the future or that the insurance coverage will be sufficient to pay such claims. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company.

      Reliance Upon Management. The Company is dependent upon the personal efforts and abilities of Leonard Osser, its President and Chief Executive Officer and Gregory Volok, Executive Vice President and Chief Operating Officer. Messrs. Osser and Volok have entered into employment agreements with the Company, as amended, expiring in March 2000 and October 2001, respectively, and each providing for non-competition periods at the expiration of the terms. The Company has obtained key man life insurance in the amounts of $3,000,000 and $1,000,000 on the lives of Messrs. Osser and Volok, respectively. While the Company expects that such policies will issue in due course, no assurances can be given that such policies will be obtained.

      Litigation; Change in Officers. On April 10, 1997, the Board of Directors of Spintech terminated the employment of Dr. Ronald Spinello as its Chairman and Director of Research. The action by the Board follows the bringing by Milestone and Spintech of legal action against Dr. Spinello in which the plaintiffs seek, among other things, a declaratory judgment that Dr. Spinello has no personal rights to certain technology developed while he was employed as Director of Research of Spintech relating to the design and production of ancillary components of "The Wand(TM)" and a declaratory judgment that plaintiffs have not breached Dr. Spinello's employment agreement. Milestone, as principal stockholder of Spintech, also removed Dr. Spinello and Glenn Spinello as directors of Spintech. On May 21, 1997, Dr. Spinello filed an Answer and Counterclaim to the above legal action denying the material allegations of the complaint and making certain counterclaims, including recovery for breach of Dr. Spinello's employment agreement. On May 28, 1997, Milestone and Spintech filed a reply to the counterclaim denying any liability. Milestone has been advised by its patent counsel that all technology developed by Dr. Spinello while employed by Spintech is owned by Spintech. Further, the Company believes that ownership of the technology relating to these ancillary components which are the subject of this litigation is not required for the manufacture and sale of its anesthetic delivery system at economically viable prices.

      No Dividends. The Company has never paid a cash dividend on its Common Stock. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not currently intend to declare any dividends on its Common Stock in the foreseeable future.

      Control by Certain Persons. The Company's officers and the members of its Board of Directors own approximately 33% of the currently outstanding shares of Common Stock. Accordingly, by reason of their stockholdings, and their control of the means for soliciting stockholder votes, the directors will be able to exercise control of the Company and, in all likelihood, will be able to continue to elect all directors.

      Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company.

      Government Regulation and FDA Clearance. The manufacture and sale of the Company's "SplatrFree(TM)" prophy angles and "The Wand(TM)", are subject to extensive regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act ("FDC Act"), and by other federal, state and foreign authorities. Under the FDC Act, these medical devices must receive FDA clearance before they can be commercially marketed in the United States. Some products must undergo rigorous pre-clinical and clinical testing and an extensive FDA approval process before they can be marketed. These processes can take a number of years and require the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain, and FDA clearance may never be obtained. Delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted application. Similar delays may also be encountered in other countries. While the "SplatrFree(TM)" prophy angle and "The Wand(TM)" have received FDA marketing clearance there can be no assurance that all of the Company's products under development will obtain the required regulatory clearance on a timely basis, or at all. If regulatory clearance of a product is granted, such clearance may entail limitations on the indicated uses for which the product may be marketed. In addition, modifications may be made to the Company's products to incorporate and enhance their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements would not require further regulatory review thereby delaying the testing, approval and commercialization of the Company's development products or that ultimately any such improvements will receive FDA clearance. FDA regulations also require manufacturers of medical devices to adhere to certain "Good Manufacturing Practices" ("GMP"), which include testing, design, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution and could have a material adverse effect on the Company. See "Business - Government Regulation."

      Limitation of Tax Loss Carryforward Benefits. As of November 13, 1995, when the Company acquired a controlling interest in Spintech, the amount of net operating loss of Spintech available to be carried forward to offset future taxable income for United States tax purposes ("NOLs") was approximately $1,890,000. These NOLs expire on various dates through December 31, 2009. The Company believes that its acquisition of a controlling interest in Spintech resulted in an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). As a consequence, the Company believes that Spintech's NOLs to offset United States taxable income are, in addition to the carryforward limitations described above, subject to an annual limitation equal to the fair market value of Spintech immediately before the ownership change, multiplied by the "long-term tax-exempt rate" as defined in
Section 382 of the Code, or approximately $235,750 per year. The limitation on the utilization of the NOLs could increase the federal income taxes payable by the Company if Spintech operates profitably, as to which no assurance can be given.

      Restricted Securities; Possible Volatility of Market Price; Limited Public Market Trading. The Common Stock is currently traded on The Nasdaq SmallCap Market. From time to time the market prices of dental and medical product companies have been affected by various factors, including adverse publicity. There can be no assurance that the market price of the Common Stock will not be volatile as a result of factors such as the Company's financial results, possible adverse publicity resulting from any infractions of governmental regulations and various other factors affecting dental and medical product companies or the market generally. In recent years the stock market has experienced wide price fluctuations not necessarily related to the operating performance of such companies. Although the Common Stock has been listed on The Nasdaq SmallCap Market since November 1995, there can be no assurance that a regular trading market will be sustained. Further, in order to continue to trade on The Nasdaq SmallCap Market, the Company must meet The Nasdaq SmallCap Market's standards for continued listing. If, at any time, the Company's Common Stock were delisted from The Nasdaq SmallCap Market, the Company's securities would become subject to the "penny stock rules" applicable to non-Nasdaq companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the Company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stocks" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.

      Effect of Outstanding Warrants and Options. The Company currently has outstanding the following options and warrants: (i) warrants to purchase an aggregate of 80,000 shares of Common Stock at $6.00 per share issued to the underwriter in the Company's November 1995 public offering and two bridge lenders (the "1995 Warrants"); (ii) warrants to purchase 482,906 shares of Common Stock issued to investors in a private placement consummated on March 13, 1997 (the "March Private Placement"); (iii) an option to purchase 85,226 units (each unit containing one share of Common Stock and one warrant to purchase one share of Common Stock) granted to GKN Securities Corp., as placement agent (the "Placement Agent") in the March Private Placement and its designees; (iv) Warrants to purchase 1,503,666 shares issued to investors in a private placement consummated in October 1997 (the "October Private Placement"); (v) warrants issued to Morse, Zelnick, Rose & Lander LLP, counsel to the Company, to purchase at $6.00 per unit 83,333 units, each unit consisting of one share of Common Stock and a Warrant to purchase a share of Common Stock at an exercise price of $9.00; and (vi) incentive and non-qualified stock options issued to officers, directors and consultants to purchase an aggregate of 699,000 shares of Common Stock at prices ranging from $5.125 to $7.56 per share expiring on various dates, the latest of which is July 2002. All of the foregoing securities represent the right to acquire Common Stock of the Company during various periods of time and at various prices. Holders of all the foregoing securities are given the opportunity to profit from a rise in the market price of the Common Stock and are likely to exercise their securities at a time when the Company would be able to obtain additional equity capital on more favorable terms. Thus, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than the exercise terms provided by such outstanding securities. The Company has not granted any registration rights with respect to any shares of Common Stock or other securities that are "restricted securities" or that underlie outstanding warrants or options, other than the registration rights granted to investors in the October Private Placement, the March Private Placement, to the Placement Agent and to the holders of the 1995 Warrants.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders, but may receive funds upon the exercise of stock options pursuant to which the Selling Stockholders will acquire Shares covered by this Prospectus, which funds, if any, will be used by the Company for working capital.

                               RECENT DEVELOPMENTS

Private Offering

      On September 11, 1997, the Company completed a $10 million private equity offering (the "Private Placement") to 36 accredited investors of 1,666,666 units (the "Units"). The per-Unit offering price was $6.00, and each Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price of $9.00 per share until September 10, 1999. In connection with the Private Placement, the Company issued to its counsel warrants to purchase 83,333 units, exercisable at $6.00 per unit, each unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock at an exercise price of $9.00.

                              SELLING STOCKHOLDERS

      The Shares covered by this Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such Shares pursuant to the exercise of stock options granted under the Plans. The Selling Stockholders named on the following table may resell all, a portion, or none of the Shares that they acquire pursuant to the exercise of stock options under the Plans.

      Key employees deemed to be "affiliates" of the Company who acquire registered Shares under the Plans may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 144 under Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company".

      The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of October 31, 1997. The address of each Selling Stockholder is c/o Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039.

      Name of                                                                        Percentage of
Selling Stockholder                              Number of     Common Stock to        Common Stock
 and Position with               Shares         Shares that        be Owned           Owned After
    the Company                 Owned (1)       May Be Sold    After the Offering    the Offering(2)
    -----------                 ---------       -----------    ------------------    ---------------
Leonard Osser
  President, Chief Executive
  Officer and Director         2,545,000 (3)      150,000          2,395,000              29.6%

Gregory Volok
  Executive Vice President,
  Chief Operating Officer
  and Director                   56,700 (4)        50,000             6,700                 *

Michael J. McGeehan
  Vice President and Director    46,574 (5)        45,000             1,574                 *

Pat Mele
  Chief Financial Officer        30,000 (6)        30,000              0                    *

Giovanni Montoncello
  Director                       20,000 (7)        20,000              0                    *

David Sultanik
  Director                       20,000 (7)        20,000              0                    *

Stephen A. Zelnick
  Director                      513,666 (8)        70,000           443,666                5.3%

      Name of                                                                        Percentage of
Selling Stockholder                              Number of     Common Stock to        Common Stock
 and Position with               Shares         Shares that        be Owned           Owned After
    the Company                 Owned (1)       May Be Sold    After the Offering    the Offering(2)
    -----------                 ---------       -----------    ------------------    ---------------
Paul Gregory
  Director                       20,150 (9)        20,000            150                    *

Louis I. Margolis
  Director                       84,000 (10)       20,000          64,000                   *

Leonard M. Schiller
  Director                       70,594 (11)       45,000          25,594                   *

Larry Haimovitch
  Director                       27,356 (7)        20,000           7,356                   *

----------
*     Less than 1%

(1) Includes Common Shares subject to options which have not yet vested and therefore are not exercisable within 60 days of the date hereof, although such Shares are not "beneficially" owned within the meaning of Section 13(d) of the Exchange Act.

(2) Based upon 8,103,080 shares of Common Stock outstanding as of October 31, 1997 plus, in the case of each Selling Stockholder, assuming that all Shares covered by this Prospectus are sold and that no additional shares are purchased or sold by any Selling Stockholder.

(3) Includes 150,000 shares issuable upon exercise of options. Also includes 1,586,000 held in the name of Leonard Osser, 800,000 shares held in the name of U.S. Asian Consulting Group, Inc., an affiliate of Mr. Osser, and 9,000 shares held by Guarantee and Trust Company for the benefit of U.S. Asian Consulting Group, Inc.

(4) Includes 50,000 shares issuable upon exercise of options. Also includes 4,000 shares held jointly with his wife and 2,700 shares held personally or in an IRA.

(5)   Includes 45,000 shares issuable upon exercise of options.

(6)   Consists of 30,000 shares issuable upon exercise of options.

(7)   Consists of 20,000 shares issuable upon exercise of options.

(8)   Includes 70,000 shares issuable upon exercise of options. Also includes
      (i) 55,000 shares held in the name of Cowen & Co. as Custodian for the Stephen A. Zelnick Profit Sharing Trust ("Cowen & Co."), (ii) 136,000 shares beneficially owned through Erewhon Holdings Company, a partnership in which Mr. Zelnick is a general partner ("Erewon"), (iii) 50,000 shares issuable upon exercise of warrants within 60 days of the date hereof held in the name of Cowen & Co., (iv) 36,000 shares issuable upon exercise of warrants within 60 days of the date hereof beneficially owned through Erewhon, and (v) 166,666 shares issuable upon exercise of immediately exercisable warrant to purchase units comprised of 83,333 shares and warrants to purchase an additional 83,333 shares registered in the name of Morse, Zelnick Rose & Lander, LLP, a limited liability partnership ("MZRL") in which Mr. Zelnick is a general partner. MZRL or partners in MZRL share beneficial ownership in the stock options and the securities listed in (ii), (iv) and (v), above.

(9) Includes 20,000 shares issuable upon exercise of options. Also includes 150 shares held by his wife.

(10) Includes 20,000 shares issuable upon exercise of options. Also includes 32,000 shares issuable upon exercise of warrants within 60 days of the date hereof.

(11) Includes 45,000 shares issuable upon exercise of options. Also includes 5,297 shares issuable upon exercise of warrants within 60 days of the date hereof.

                            MILESTONE SCIENTIFIC INC.

                       REGISTRATION STATEMENT ON FORM S-8

                                     PART II

             ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

      (1) Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1996;

      (2)   Current Report on Form 8-K, dated March 13, 1997;

      (3)   Quarterly Report on Form 10-QSB for the quarter ended March 31,
            1997;

      (4)   Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997;

      (5) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; and

      (6) The description of the Company's Common Stock, contained in the Company's Registration Statement on Form 8-A registering such shares pursuant to Section 12 of the Exchange Act, including any amendment or report updating such information.

      Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, (201) 535-2717 Attention: Pat Mele, Chief Financial Officer.

                        ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

                 ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the securities offered hereby will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022. Members of and counsel to the firm own in the aggregate 223,000 shares of Common Stock of the Company, options to purchase 170,000 shares of Common Stock of the Company, 145,000 of which are currently exercisable and warrants to purchase 83,333 units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock.

                ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Sections 145 of the Delaware General Corporation Law grants to the Company the power to indemnify the officers and directors of the Company, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

      The Company's certificate of incorporation provides as follows:

      "NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      TENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law."

                   ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable

                            ITEM 8. INDEX TO EXHIBITS

Exhibit No.    Description
-----------    -----------

4.1            Specimen Stock Certificate*

4.2            1997 Stock Option Plan of the Registrant

4.3            Form of Consultant Options

5.1 Opinion of Morse, Zelnick, Rose & Lander, LLP as to legality of the securities being registered

23.1           Consent of Grant Thornton LLP

23.2           Consent of Morse, Zelnick, Rose & Lander, LLP (included in
               Exhibit 5.1)

24             Power of Attorney (included in signature page)

----------
* Incorporated by reference to the Company's registration statement on Form SB-2 No. 33-92324.

                              ITEM 9. UNDERTAKINGS

      A. The undersigned Registrant will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on this 17th day of November, 1997.

                                       MILESTONE SCIENTIFIC INC.


                                       By: /s/ Leonard Osser
                                           -------------------------------------
                                           President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonard Osser, Stephen A. Zelnick, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 17, 1997.

Signatures                          Title
----------                          -----


/s/ Leonard Osser                   President, Chief Executive
-------------------------           Officer and Director
Leonard Osser


/s/ Pat Mele III                    Chief Financial Officer
-------------------------
Pat Mele III


/s/ Gregory Volok                   Director
-------------------------
Gregory Volok


/s/ Michael J. McGeehan             Director
-------------------------
Michael J. McGeehan


--------------------------          Director
Giovanni Montoncello


/s/ David Sultanik                  Director
-------------------------
David Sultanik


/s/ Stephen A. Zelnick              Director
-------------------------
Stephen A. Zelnick


/s/ Paul Gregory                    Director
-------------------------
Paul Gregory


/s/ Louis I. Margolis               Director
-------------------------
Louis I. Margolis


/s/ Leonard M. Schiller             Director
-------------------------
Leonard M. Schiller


/s/ Larry G. Haimovitch             Director
-------------------------
Larry M. Haimovitch